Exhibit 10.1

FEE SETTLEMENT SALE AGREEMENT
WHEREAS, as of April 25, 2018, Discovery Gold Corporation, a Nevada corporation (the “Company”) owed unpaid fees and expenses (“Outstanding Fees”) to Darrin Ocasio / Sichenzia Ross Ference Kesner LLP (“Consultant”); and
WHEREAS, David Cutler and Stephen Flechner (“the Control Shareholders”) will own approximately 56% of the shares of common stock of the Company (the “Control Shares”) upon conversion of their unpaid compensation for shares of the common stock of the Company at $0.0015 per share (the “Control Shares”); and

             WHEREAS, Messrs. Cutler and Flechner wish to pay/settle the Outstanding Fees due to Consultant by paying  to Consultant one-third of the Net Proceeds from the sale of the Control Shares to a prospective Buyer (“Sale”);
NOW, THEREFORE, in consideration of the foregoing and following promises, the Company and Consultant hereby agree to this “Agreement” as follows:
1-
The Outstanding Fees (including any interest) shall be deemed paid in their entirety to Consultant (or its designee), by payment equal to one-third of the Net Proceeds of the Sale (the “Consideration”) which shall be received by Messrs. Cutler and Flechner (with one third going to each of David Cutler and Stephen Flechner for the sale of   the Control Shares, and one third to Consultant for its Outstanding Fees). The parties understand that this Agreement is subject to the approval of the Company’s Board of Directors. Net Proceeds hereunder is understood to mean all cash, promissory notes and shares received from Buyer for the Sale (less the fees and expenses incurred to third parties for broker’s or introducer’s fees, auditing or reviewing financials, SEC filings, stock transfer expenses, and other such costs required to complete the Sale). To the extent that Messrs. Cutler, Flechner and/or Ocasio pay such costs, they shall be reimbursed double their expenditures out of the Net Proceeds.

2-
If a prospective Buyer of the Control Shares owned by Messrs. Cutler and Flechner wishes to acquire the Outstanding Fees, then the Consultant shall assign the Outstanding Fees to the Buyer (instead of selling same to Messrs. Cutler and Flechner) for the same Consideration

3-
In the event that it becomes necessary to involve Mr. Steven Ross in the sale of control of the Company, Messrs. Cutler, Flechner and the Consultant will accept one-fourth of the Net Proceeds with the remaining one -fourth going to Mr. Ross.

4.   The parties agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. It is understood that the Company may enter into a tax-free reorganization or reverse takeover of the Company by a third party/company, which may result in a substantial reverse split or rollback of the shares of the Company. (including the shares into which any promissory note would be convertible). Consultant agrees that its consulting/legal services agreement is satisfied and terminated in consideration of the Consideration hereunder.

      5.  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the States of New York or Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive any objection to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Legal fees for the parties shall be paid by the party against whom the dispute is resolved.
      6.   This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action hereunder, including investigation by or on behalf of any party, shall be deemed to constitute a waiver of compliance with any provision herein.  The waiver by any party hereto of a breach of this Agreement, or the failure or delay by any party to exercise rights or remedy hereunder shall not operate as a waiver of any rights herein.

       7.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create any third-party beneficiary rights. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party hereto.
       8.  This Agreement will expire by December 31, 2018 in the event the Consideration is not received by such date.
IN WITNESS WHEREOF, the parties have executed this Fee Conversion Agreement effective as of April ___, 2018.

DISCOVERY GOLD CORPORATION

By:  /s/ Stephen E. Flechner
     Stephen E. Flechner, President

THE CONTROL SHARHOLDERS

 /s/ Stephen E. Flechner
STEPHEN FLECHNER

  /s/ David Cutler                  _
DAVID CUTLER

SICHENZIA ROSS FERENCE KENSER LLP

By: /s/ Darrin M. Ocasio
     DARRIN M. OCASIO, Partner